Exhibit 99.1

Press Release of Active Power, Inc. dated January 26, 2005

ACTIVE POWER ANNOUNCES FOURTH QUARTER RESULTS

AUSTIN, Texas (January 26, 2005) — Active Power, Inc. (NASDAQ: ACPW) today announced results for its fourth quarter ended December 31, 2004. Revenues for the fourth quarter of fiscal 2004 were $4.8 million, up 98% from the same period last year, and 17% sequentially. Revenues for the full year 2004 were $15.8 million, up 78% from 2003.

Net loss for the fourth quarter of 2004 was $5.1 million, or 12 cents per share, compared to a net loss of $4.4 million, or 10 cents per share, for the same period last year and a net loss of $10.9 million, or 26 cents per share in the third quarter of 2004. Third quarter 2004 net loss included $4.8 million in litigation settlement charges.

Cash and investments usage for the quarter was $10.8 million, as compared to $4.0 million for the same period last year. The increase in cash and investment usage was due primarily to the final $3.8 million payment toward the recent litigation settlement, legal and professional fees associated with the lawsuit, and changes in our working capital balances. Cash and investments at December 31, 2004 were $45.7 million.

“We achieved two critical milestones during the fourth quarter,” said Joe Pinkerton, Chairman and CEO of Active Power. “First, we achieved positive gross margin. For the year, our gross margin increased 43 percentage points relative to 2003. Second, we shipped our first CleanSource® XR product. This new extended runtime product opens up several large markets, including the midrange UPS, telecom backup and utility load-shifting segments. We plan to ship additional CleanSource XR evaluation units to customers over the next few months and start production shipments in the second half of this year.”

Business Highlights:

•	Grew revenue 17% from Q3 2004 due to increased UPS sales, primarily to international customers. Full year revenue increased 78% in 2004 as compared to 2003 driven primarily by new product sales and the expansion of our direct sales channels.

•	Increased revenues, including the recognition of $560 thousand of previously deferred revenue that had no associated costs in Q4, allowed us to reach positive gross margin in Q4.

•	Shipped the first unit of our extended runtime product — CleanSource XR — to a large utility company in North America. This unit will be evaluated in UPS and utility load-shifting applications.

•	Installed a 1000 kVA UPS in Europe during Q4. The system is currently protecting a critical load at a medical facility in Italy.

•	Shipped three 1000 kVA UPS systems in Q4. We have now shipped nine of these high power systems.

•	Continued our success in the healthcare industry by shipping eight systems to healthcare or hospital facilities in Q4. We also shipped several systems to customers in other traditionally strong markets, such as airports and broadcasting.

•	Placed an additional system with a leading semiconductor manufacturer, to be used in their Austin, Texas facility to protect critical semiconductor processing equipment.

•	Continued our strong international presence with shipments of six UPS systems to the Czech Republic, three systems to Puerto Rico and our first end-user UPS system to a customer in India.

•	Continued operational improvements resulted in a 12% decrease in inventory levels and increased inventory turnover in Q4 compared to the same period last year.

Outlook:

Active Power expects Q1 2005 revenue to be approximately $4.0 to $4.5 million, and Q1 earnings per share to be a loss of approximately 11 to 13 cents. We believe the potential sequential decline in Q1 2005 revenues is due to typical seasonality. For the full year 2005, we expect revenues to increase 50 to 75% over 2004. We expect cash and investments usage in Q1 to be in the range of $4 to $5 million.

Conference call:

The Company will host a conference call today, Wednesday, January 26, at 11:00 a.m. Eastern Time, to further review the Company’s fiscal Q4 results. A replay of the webcast will be available until February 9th. Investors may access the live broadcast and replay through our web site: www.activepower.com.

About Active Power:

Active Power, Inc. (www.activepower.com) designs, manufactures and markets battery-free power quality products that provide the consistent, reliable electric power required by today’s digital economy. An ISO 9001-certified company, Active Power is the first to commercialize a flywheel energy storage system, CleanSource® that provides a highly reliable, low-cost and non-toxic replacement for lead-acid batteries used in conventional power quality installations.

Cautionary Note Regarding Forward-Looking Statements:

This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to materially differ from those in the forward-looking statements are: the potential for significant losses to continue; inability to accurately predict revenue and budget for expenses for future periods; fluctuations in revenue and operating results; overall market performance; decreases and/or delays in capital spending; limited product offerings; inability to expand and integrate new distribution channels; inability to manage new and existing product distribution relationships; our dependence on our relationship with Caterpillar®; competition; delays in research and development; dependence on sole or limited source suppliers; inability to increase product sales; inventory risks; dependence upon key personnel; inability to protect our intellectual property rights; potential future acquisitions; potential Sarbanes-Oxley Section 404 compliance issues; the volatility of our stock price regardless of our actual financial performance; and other factors detailed in our filings with the Securities and Exchange Commission. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us. Active Power expressly disclaims any obligation to release publicly any updates or revisions to the information contained in this press release or to update or revise any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

Active Power and our Active Power logo and CleanSource are registered trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Contacts:

Michael Chibib, Investors, 512.744.9453, mchibib@activepower.com

Derek Jones, Corporate Communications, 512.744.9210, djones@activepower.com

ACTIVE POWER, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenue	$4,753	$2,406	$15,782	$8,890
Operating expenses:
Cost of revenue	4,629	3,135	18,034	13,936
Research and development	2,518	2,008	9,835	9,138
Selling, general & administrative	2,978	2,084	11,558	9,294
Litigation settlement expense	—	—	5,080	—
Amortization of deferred stock compensation	—	17	34	100

Total operating expenses	10,125	7,244	44,541	32,468

Operating loss	(5,372)	(4,838)	(28,759)	(23,578)

Interest income	238	362	1,070	1,791
Other income (expense)	1	97	(92)	84

Net loss	$(5,133)	$(4,379)	$(27,781)	$(21,703)

Net loss per share, basic & diluted	$(0.12)	$(0.10)	$(0.65)	$(0.52)
Shares used in computing net loss per share, basic & diluted	42,677	42,092	42,471	41,925

Comprehensive loss:
Net loss	$(5,133)	$(4,379)	$(27,781)	$(21,703)
Change in unrealized gain (loss) on investments in marketable securities	(51)	(153)	(244)	(506)
Realized loss on marketable securities	—	—	78	—

Comprehensive loss	$(5,184)	$(4,532)	$(27,947)	$(22,209)

ACTIVE POWER, INC.

CONDENSED BALANCE SHEETS

(Thousands)

	December 31, 2004	December 31, 2003
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$24,925	$28,438
Restricted cash	741	805
Short-term investments in marketable securities	14,008	21,763
Accounts receivable, net	4,143	1,528
Inventories	3,966	4,531
Prepaid expenses and other	1,028	1,404

Total current assets	48,811	58,469
Property and equipment, net	7,829	9,796
Intangible assets, net	725	838
Long-term investments in marketable securities	6,001	21,158

Total assets	$63,366	$90,261

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$1,650	$1,694
Accrued expenses	3,210	3,323
Litigation settlement liability	200	—
Deferred revenue	214	184

Total liabilities	5,274	5,201
Stockholders’ equity:
Common stock	43	42
Treasury stock	(2)	(2)
Deferred stock compensation	—	(34)
Additional paid-in capital	215,937	214,993
Accumulated deficit	(157,799)	(130,018)
Other accumulated comprehensive income	(87)	79

Total stockholders’ equity	58,092	85,060

Total liabilities and stockholders’ equity	$63,366	$90,261

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